AMENDMENT NO. 5
TO
INVESTMENT SUB-ADVISORY AGREEMENT

       This AMENDMENT NO. 5 TO INVESTMENT SUB-ADVISORY AGREEMENT is dated as of March 14, 2011, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas Corporation (the "Adviser"), and WELLINGTON MANAGEMENT COMPANY, LLP (the "Sub-Adviser").

RECITALS

       WHEREAS, VALIC and VALIC Company I ("VC I") entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

       WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated August 29, 2001 (the "Agreement"), and as amended on and as amended on January 1, 2002, April 23, 2003, January 29, 2007 and October 31, 2007, with respect to the  Covered Funds; and

       WHEREAS, pursuant to Section 5 of the Agreement which provides for an initial term of two years from the date of this Amendment, with respect to Value Fund.

       NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Schedule A Amendment.  Schedule A to the
Agreement is hereby amended to reflect that the Sub-
Adviser will manage the assets of the Value Fund and shall be compensated on those assets managed, in accordance with Section 2 of the Agreement, at the fee rate reflected in Schedule A attached hereto.

2.	Counterparts.  This Amendment may be executed in
two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.  Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous.  Capitalized terms used but not
defined herein shall have the meanings assigned to them in the Agreement.

       IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 5 as of the date first above written.


VARIABLE ANNUITY LIFE
	WELLINGTON MANAGEMENT
INSURANCE COMPANY
	COMPANY, LLP

By:	/S/ Kurt Bernlohr						By:
	/S/ Pamela Dipple

Name:	Kurt Bernlohr						Name:
	Pamela Dipple

Title:	Senior Vice President					Title:
	Senior Vice President





SCHEDULE A

Effective March 14, 2011

SUBADVISER shall manage all or a portion of the assets of the following Covered Fund(s) and shall be compensated on that portion managed, as follows:

       Covered Funds					Fee

	Science & Technology Fund
0.55% of the first
$100 million
0.50% of the next
$300 million
0.45% on the
excess over $400 million

	Value Fund
0.40% on the first
$250 million
0.35% on the next
$250 million
0.30% on the
excess over $500 million